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                                                                    EXHIBIT 99.1
                                                                    ------------


For additional information, contact:                  December 9, 1998
       John W. Prosser, Jr.
       Senior Vice President
       Finance and Administration
       (626) 578-6803

                         Jacobs Engineering Group Inc.
             Signs Agreement in Principle with Sverdrup Corporation

       PASADENA, CALIF. -   Jacobs Engineering Group Inc. (NYSE  JEC) today
announced it has signed an agreement in principle for its merger with Sverdrup Corporation. The transaction is subject to the execution of a definitive agreement and satisfaction of customary closing conditions, including the approval of Sverdrup's shareholders, as well as the expiration or termination of the Hart-Scott-Rodino Act waiting period. The parties expect the transaction to close in January 1999.

       As a result of the transaction contemplated by the agreement in principle, Jacobs will pay total consideration of approximately $200.0 million in cash at closing to the shareholders of Sverdrup. Additional future consideration, up to a maximum of approximately $30.0 million, could be paid by Jacobs over the next three years if Jacobs stock price exceeds certain thresholds as defined in the agreement in principle. Jacobs intends to use existing cash and a new committed bank credit facility to finance this transaction.

       Jacobs reported consolidated revenues of $2.1 billion for its fiscal year ended September 30, 1998. Sverdrup estimates that its consolidated revenues for the calendar year ended December 31, 1998 will be approximately $1.0 billion.

       The combined company would create a full-service engineering, architecture, construction, maintenance, consulting and technology firm capable of taking complete responsibility for complex projects from design to construction to the operation of projects and facilities. The merged company would command an even stronger domestic and international presence with on-site, local resources backed by a network of worldwide offices and technical expertise. With additional resources and complementary technical skills, the merged company would be well positioned to expand its service offerings to a broad mix of public and private clients.

       Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. However, Jacobs' and Sverdrup's actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion in the Jacobs' Form 10-Q for the quarterly period ended December 31, 1997 in Item 2 under the section entitled "Forward-Looking Statements."


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